Exhibit 21.1

DOMTAR CORPORATION - SUBSIDIARY COMPANIES

Domtar Paper Company, LLC

Domtar Delaware Holdings, LLC

Domtar Delaware Investments, Inc.

Domtar Delaware Holdings Inc.

Domtar Pacific Papers ULC

Domtar (Canada) Paper Inc.

Domtar Pulp and Paper Products Inc.

Wapawekka Lumber L.P.

4388216 Canada Inc.

Domtar Inc.

B.I.G. Logging Inc. / Opérations forestières B.I.G. Inc.

Brompton Lands Limited

Techni-Therm Inc.

Elk Lake Planing Mill Limited (66.67%)

The Saint Croix Water Power Company

3804011 Canada Inc. (held .1% by 3739139 Canada Inc. & 99.9% by Domtar Inc.)

4177495 Canada Inc. (construction - Expetech)

3082240 Nova Scotia Company

4361831 Canada Inc.

Maine Timber Holdings Limited

Société immobilière Domtar Ltée / Domtar Realties Ltd.

804736 Ontario Limited

Northshore Forest Inc. (70%)

The Sprague’s Falls Manufacturing Company Limited

3876420 Canada Inc.

Domtar Expetech Inc.

Isidore Roy Limited

3147017 Nova Scotia Company

Domtar America Corp.

Domtar U.S.A. Corp.

Domtar Maine Corp.

St. Croix Water Power Company

Domtar Enterprises Inc.

Domtar Industries Inc.

Conbord Inc.

Domtar Funding Limited Liability Company

E.B. Eddy Paper, Inc.

Ris Paper Company, Inc.

Domtar A.W. Corp.

Domtar Wisconsin Dam Corp.

Zither International Capital Management Hungary LLC

Port Huron Fiber Corporation (held 74% by Domtar Inc. & 26% by E.B. Eddy Paper, Inc.)

Domtar International Limited

AFFILIATED COMPANIES - (% held)

Anthony-Domtar Inc.	-	(50%)
Chaudière Water Power Inc.	-	(38%)
Clergue Forest Management Inc.	-	(24%)
Copur Co-Operative Inc.	-	(Domtar & 3876420 hold 2 of the 6 memberships)
Forest Insurance Limited	-	(10%)
Gogama Forest Products Inc.	-	(50%)
Olav Haavaldsrud Timber Company Limited	-	(25%)
Pineland Timber Company, Limited	-	(50%)
Shiningtree Forest Inc.	-	(12.6%)
Timiskaming Forest Alliance Inc.	-	(29.1%)